Exhibit 99.01


                                  PRESS RELEASE

FOR RELEASE: IMMEDIATE

CONTACTS:
Karen Chrosniak, Director of Investor Relations
Dean Marshall, Director of Finance, or
Jim Brown, Vice President, Finance
(877) 496-6704


    ADELPHIA COMMUNICATIONS ANNOUNCES COMMON STOCK AND MANDATORY CONVERTIBLE
                           PREFERRED STOCK OFFERINGS


Coudersport, PA, January 16, 2002 -- Adelphia Communications Corporation (NASDAQ: ADLAC) announced today that it has sold 40,000,000 newly issued shares of Class A Common Stock, exclusive of an overallotment option, at a price to the public of $25.50 per share. In addition, Adelphia announced it has sold $500,000,000 of a new issue of 7-1/2% Series F Mandatory Convertible Preferred Stock (DECSSM ), exclusive of an overallotment option. Proceeds of approximately $1,493,000,000 from these offerings will be used to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes. Closing of these sales of common and preferred stock is expected to occur on January 22, 2002. Salomon Smith Barney is serving as sole book runner and lead manager for these offerings.

The DECSSM are convertible into Class A Common Stock of Adelphia at any time after the issue date and prior to February 1, 2005, at a conversion price of $29.99 per share of Class A Common Stock.

 Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the DECSSM or the Class A Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Prospectuses may be obtained from Salomon Smith Barney, 388 Greenwich Street, New York, New York 10013.

** DECSSM are a service mark of Salomon Smith Barney Inc.